EXHIBIT 10.79

                            ASSET PURCHASE AGREEMENT

                       Dated as of ____________ ___, 199__
                                  By and Among

                      Castle Dental Centers of Texas, Inc.

                          Jack H. Castle, D.D.S., P.C.

                                       and

                            SW Dental Associates, LC


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                               TABLE OF CONTENTS

                                   ARTICLE I

                                  DEFINITIONS

            1.1   DEFINITIONS..............................................  1

                                  ARTICLE II

                                THE TRANSACTION

            2.1   PURCHASE AND SALE OF ASSETS..............................  4
            2.2   EXCLUDED ASSETS..........................................  5
            2.3   ASSUMPTION OF OBLIGATIONS................................  6
            2.4   NONASSIGNABLE CONTRACTS AND LEASES.......................  6
            2.5   USE OF NAME..............................................  7
            2.6   CLOSING..................................................  7

                                  ARTICLE III

                           PAYMENT OF PURCHASE PRICE

            3.1   AMOUNT; ALLOCATION; DELIVERY.............................  7
            3.2   AGENCY RELATIONSHIP......................................  7

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER

            4.1   REPRESENTATIONS AND WARRANTIES OF SELLER.................  7
            4.2   EXISTENCE AND GOOD STANDING..............................  8
            4.3   AUTHORIZATION AND VALIDITY OF AGREEMENT..................  8
            4.4   CAPITAL STOCK............................................  8
            4.5   CONSENTS AND APPROVALS; NO VIOLATIONS....................  8
            4.6   SUBSIDIARIES AND AFFILIATES..............................  9
            4.7   FINANCIAL STATEMENTS: NO MATERIAL ADVERSE CHANGE.........  9
            4.8   BOOKS AND RECORDS........................................  9
            4.9   TITLE TO PROPERTIES; ENCUMBRANCES; CONDITION.............  9
            4.10  REAL PROPERTY............................................ 10
            4.11  LEASES................................................... 10
            4.12  MATERIAL CONTRACTS....................................... 10
            4.13  PERMITS.................................................. 10
            4.14  LITIGATION............................................... 11
            4.15  TAXES.................................................... 11
            4.16  INSURANCE................................................ 11
            4.17  INTELLECTUAL PROPERTIES.................................. 12
            4.18  COMPLIANCE WITH LAWS..................................... 12
            4.19  EMPLOYMENT RELATIONS..................................... 12
            4.20  EMPLOYEE BENEFIT PLANS................................... 12
            4.21  ENVIRONMENTAL LAWS AND REGULATIONS....................... 12
            4.22  INTERESTS IN CUSTOMERS, SUPPLIERS, ETC................... 13

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            4.23  COMPENSATION OF EMPLOYEES................................ 13
            4.24  PAYORS................................................... 13
            4.25  ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE.................... 13
            4.26  SOLVENCY................................................. 13
            4.27  DISCLOSURE............................................... 14
            4.28  INVESTMENTS.............................................. 14
            4.29  BROKER'S OR FINDER'S FEES................................ 14
            4.30  COPIES OF DOCUMENTS...................................... 14

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

            5.1   REPRESENTATIONS AND WARRANTIES OF PURCHASER.............. 14
            5.2   EXISTENCE AND GOOD STANDING OF PURCHASER; POWER AND
                  AUTHORITY................................................ 14
            5.3   NO VIOLATIONS............................................ 15
            5.4   CAPITAL STOCK............................................ 15
            5.5   LITIGATION............................................... 15
            5.6   COMPLIANCE WITH LAWS..................................... 16
            5.7   FINANCIAL STATEMENTS..................................... 16
            5.8   BROKER'S OR FINDER'S FEES................................ 16

                                  ARTICLE VI

         CONDITIONS TO THE OBLIGATIONS OF SELLER, CASTLE PC AND CASTLE

            6.1   TRUTH OF REPRESENTATIONS AND WARRANTIES.................. 16
            6.2   PERFORMANCE OF AGREEMENTS................................ 16
            6.3   NO LITIGATION THREATENED................................. 17
            6.4   CONSIDERATION............................................ 17
            6.5   GOVERNMENTAL APPROVALS................................... 17
            6.6   PROCEEDINGS.............................................. 17
            6.7   GOOD STANDING CERTIFICATES............................... 17

                                  ARTICLE VII

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

            7.1   TRUTH OF REPRESENTATIONS AND WARRANTIES.................. 17
            7.2   PERFORMANCE OF AGREEMENTS................................ 17
            7.3   DOCUMENTS OF CONVEYANCE.................................. 17
            7.4   NO LITIGATION THREATENED................................. 18
            7.5   GOVERNMENTAL APPROVALS................................... 18
            7.6   PROCEEDINGS.............................................. 18
            7.7   GOOD STANDING CERTIFICATES............................... 18
            7.8   RELEASES OF LIENS........................................ 18
            7.9   CERTAIN TRANSACTIONS WITH JACK H. CASTLE, D.D.S., P.C.... 18

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                                 ARTICLE VIII

                   COVENANTS OF SELLER, CASTLE PC AND CASTLE

            8.1   COOPERATION BY SELLER.................................... 18
            8.2   REVIEW OF THE ASSETS..................................... 19
            8.3   FURTHER ASSURANCES....................................... 19

                                  ARTICLE IX

                            COVENANTS OF PURCHASER

            9.1   COOPERATION BY PURCHASER................................. 19
            9.2   BOOKS AND RECORDS; PERSONNEL............................. 19
            9.3   FURTHER ASSURANCES....................................... 20

                                   ARTICLE X

                         SURVIVAL AND INDEMNIFICATION

            10.1  INDEMNIFICATION OF THE SELLER, CASTLE PC AND CASTLE...... 20
            10.2  INDEMNIFICATION OF THE PURCHASER......................... 20
            10.3  DEMANDS.................................................. 20
            10.4  RIGHT TO CONTEST AND DEFEND.............................. 21
            10.5  COOPERATION.............................................. 21
            10.6  RIGHT TO PARTICIPATE..................................... 22
            10.7  PAYMENT OF DAMAGES....................................... 22

                                  ARTICLE XI

                                 MISCELLANEOUS

            11.1  ENTIRE AGREEMENT......................................... 22
            11.2  SUCCESSORS AND ASSIGNS................................... 22
            11.3  COUNTERPARTS............................................. 23
            11.4  HEADINGS................................................. 23
            11.5  MODIFICATION AND WAIVER.................................. 23
            11.6  NO THIRD PARTY BENEFICIARY RIGHTS........................ 23
            11.7  SALES AND TRANSFER TAXES................................. 23
            11.8  EXPENSES................................................. 23
            11.9  NOTICE................................................... 23
            11.10 GOVERNING LAW............................................ 24
            11.11 CONFIDENTIALITY; PUBLICITY............................... 24
            11.12 CONSENT TO JURISDICTION.................................. 24
            11.13 SEVERABILITY............................................. 25
            11.14 ENFORCEMENT.............................................. 25

SCHEDULES

      Schedule 2.1(c)   Assigned Contracts
      Schedule 2.2(b)   Excluded Contracts
      Schedule 2.2(g)   Excluded Assets

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      Schedule 3.1      Allocation of Purchase Price
      Schedule 4.6      Asset Owned by Third Parties which are Used in the
                          Business
      Schedule 4.7      Financial Statements
      Schedule 4.10     Real Property
      Schedule 4.11     Leased Personal Property
      Schedule 4.12     Material Contracts and Proposals
      Schedule 4.13     Permits
      Schedule 4.14     Litigation
      Schedule 4.16     Insurance Policies
      Schedule 4.17     Intellectual Property
      Schedule 4.21     Environmental Matters
      Schedule 4.23     Employee Compensation
      Schedule 4.24     Payors
      Schedule 5.7      SW Dental Financial Statements

                           ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT, dated as of ____________ ____, 199__, is entered into by and among Castle Dental Centers of Texas, Inc., a Texas corporation ("CDC Texas" or "Seller"), Castle Dental Centers, Inc., a Delaware corporation ("Castle"), Jack H. Castle D.D.S., P.C., a Texas professional corporation ("Castle PC"), and SW Dental Associates, LC, a Texas limited liability company ("Purchaser").

                              W I T N E S S E T H:

      WHEREAS, Seller, Purchaser and Castle have entered into that certain Option Agreement for the Purchase and Sale of Businesses, dated March ____, 1997 (the "Option Agreement"), pursuant to which Seller granted to Purchaser an option to purchase substantially all of the assets of Seller located in Travis County, Texas, and all counties contiguous thereto (the "Option");

      WHEREAS, Purchaser wishes to exercise the Option and purchase substantially all of the property, assets and business of Seller located in Travis County, Texas, and all counties contiguous thereto which purchase Seller, Purchaser and Castle have agreed shall be on the terms and subject to the conditions set forth below.

      NOW, THEREFORE, for the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      1.1 DEFINITIONS. As used herein, the following terms have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined) and, unless otherwise indicated, all references herein to Seller's or Castle PC's assets, property and business shall refer to such of Seller's or Castle PC's assets, property and business as are located in the Territory, as defined herein, and all references to Seller's or Castle PC's liabilities or obligations shall refer to such of Seller's or Castle PC's liabilities or obligations as are incurred directly in connection with Seller's or Castle PC's Business conducted in the Territory:

      "ACCOUNTS RECEIVABLE": all notes and accounts receivable of Seller.

      "ACCOUNTS PAYABLE": all accounts payable of Seller.

      "AFFILIATE": with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.

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      "AGREEMENT": this Asset Purchase Agreement, as amended from time to time as provided herein.

      "ASSETS": as defined in Section 2.1 hereof.

      "ASSUMED OBLIGATIONS": as defined in Section 2.3 hereof.

      "BOOKS AND RECORDS": all books, records, books of account, files and data (including customer and supplier lists), certificates and other documents related to the conduct of the Business or the ownership of the Assets, including personnel records and files, except that the Books and Records shall not include patient records or any books, records, files and other data of Seller which relate exclusively to organizational and corporate governance proceedings of Seller.

      "BUSINESS": the practice management of dentistry, including dental specialty care and all other management and related activities currently conducted by Seller and Castle PC in the Territory, but specifically excluding therefrom the conduct of any activities requiring a license to practice dentistry.

      "CASTLE": means Castle Dental Centers, Inc., a Delaware corporation.

      "CASTLE PC": Jack H. Castle, D.D.S., P.C., a Texas professional corporation.

      "CDC TEXAS": means Castle Dental Centers of Texas, Inc., a Texas corporation.

      "CLOSING": as defined in Section 2.5 hereof.

      "CLOSING DATE": means the date hereof.

      "CODE": the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

      "ENCUMBRANCES": liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, agreements, encroachments, licenses, leases, permits, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto that would have a Material Adverse Effect.

      "ENVIRONMENTAL CLAIM": any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating in any way to any Environmental Law (for purposes of this definition, "Claims") or any permit issued under any such Environmental Law, including without limitation (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, remedial or

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other actions of damages pursuant to any applicable Environmental Law and (ii)
any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

      "ENVIRONMENTAL LAW": any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law, in each case as amended and now in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. ss. 9601 ET SEQ.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss. 1801 ET SEQ.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. ss. 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. ss. 3808 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 ET SEQ.; and relevant state and local laws.

      "ERISA": the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA substituted therefor.

      "EXCLUDED ASSETS": as defined in Section 2.2 hereof.

      "EXCLUDED CONTRACTS": as defined in Section 2.2(b) hereof.

      "FINANCIAL STATEMENTS": as defined in Section 4.7 hereof.

      "GAAP": generally accepted accounting principles consistently applied.

      "HAZARDOUS MATERIALS": (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by a governmental authority.

      "INTELLECTUAL PROPERTY": domestic and foreign patents, patent applications, registered and unregistered trademarks, service marks, trade names and logos, registered and unregistered copyrights, computer programs, data bases, trade secrets and proprietary information relating to the conduct of the Business.

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      "MATERIAL ADVERSE EFFECT": material adverse effect on the assets, liabilities, Business, condition (financial or otherwise), results or operations or prospects of the Seller, or its Affiliates.

      "PERMITS": as defined in Section 4.13 hereof.

      "PERMITTED ENCUMBRANCES": as defined in Section 4.9 hereof.

      "PERSON": any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other department or agency thereof or other entity.

      "PLANS": as defined in Section 4.20 hereof.

      "PRE-CLOSING PERIODS": as defined in Section 4.15(a) hereof.

      "PRICE ALLOCATION": as defined in Section 3.1 hereof.

      "PURCHASE PRICE": as defined in Section 3.1 hereof.

      "PURCHASER": as defined in the preamble of this Agreement.

      "RETURNS": as defined in Section 4.15(a) hereof.

      "RELEASE": disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

      "SELLER" as defined in the preamble of this Agreement.

      "TAX": any net income, alternative or add-on minimum tax, advance, corporation, gross income, gross receipts, sales, use, AD VALOREM, franchise, profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

      "TERRITORY": Travis County, Texas, and all counties contiguous with Travis County, Texas.

                                   ARTICLE II

                                 THE TRANSACTION

      2.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred,

                                       -4-
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assigned and delivered, to Purchaser, on the Closing Date, against the receipt by the Seller of the consideration specified in Section 3.1 hereof, the Assets, free and clear of any Encumbrances except Permitted Encumbrances. The term "Assets" shall mean all of the rights, title and interests of Seller in and to the assets of Seller used in, or used exclusively in connection with, the conduct of the Business in the Territory on the Closing Date, tangible and intangible, real, personal and mixed, wheresoever situated and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto. The Assets shall include but are not limited to the following categories of assets:

            (a) real property, if any, including leasehold interests, described in Schedule 4.9 attached hereto together with all buildings, facilities, fixtures and other leasehold improvements thereon and all easements, rights-of-way, transferable licenses and permits and other appurtenances thereof;

            (b) plant, machinery, equipment, operating equipment, tools, supplies, inventories, furniture, fixtures, furnishings and other fixed assets owned or leased and used or held for use in the conduct of the Business;

            (c) contracts listed on Schedule 2.1(c) (the "Assigned Contracts"), documents, instruments, insurance and indemnity policies and general intangibles of Seller, other than the Excluded Contracts;

            (d) Accounts Receivable as of the Closing Date;

            (e) except as limited by Sections 2.2(e) and 2.5 hereof, all licenses and permits (to the extent transferable), registrations and authorizations, proprietary information, methods, know-how, designs, processes, procedures, goodwill and all rights to other Intellectual Property used in the Business;

            (f) Books and Records;

            (g) any rights pertaining to any counterclaims, set-offs or defenses it may have with respect to any Assumed Obligations;

            (h) all prepaid claims, prepaid taxes, prepaid insurance premiums and other prepaid expense items;

            (i) to the extent transferable, third-party indemnities, policies of insurance [identified by Purchaser], fidelity, surety or similar bonds and the coverages afforded thereby relating to the Assets; and

            (j) cash in the aggregate amount of $60,000.

      2.2 EXCLUDED ASSETS. The Assets shall not include any of the following (the "Excluded Assets"):

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            (a) cash, cash equivalents, deposits, advance payments, securities, letters of credit naming Seller as account party, certificates of deposit, notes, drafts, checks and similar instruments in excess of an aggregate of $60,000;

            (b) each dentist employment contract, managed care contract, insurance or third party reimbursement agreement or other contract set forth on
Schedule 2.2(b) (the "Excluded Contracts");

            (c) Tax refunds related to the Business or the Assets received or receivable by Seller relating to Taxes paid by Seller for all periods prior to the Closing Date;

            (d) minute books and governance documents of the Seller;

            (e) except as set forth in Section 2.5, the name "Castle Dental Centers" and derivations thereof;

            (f) patient records; and

            (g) any asset listed on Schedule 2.2(g).

      2.3 ASSUMPTION OF OBLIGATIONS. Upon the sale of the Assets by Seller, Purchaser shall assume and agree to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, the obligations of Seller in respect of Accounts Payable, accrued liabilities and long term debt (including automobile notes) in an amount of not more than an aggregate of $250,000 incurred in the ordinary course of business (collectively, "Assumed Obligations"). Notwithstanding anything contained herein to the contrary, Purchaser does not assume, and hereby expressly disclaims responsibility for, any obligation or liability of Seller in excess of an aggregate of $250,000 or which was not incurred in the ordinary course of business.

      2.4 NONASSIGNABLE CONTRACTS AND LEASES. In the case of any Assigned Contracts which are not by their terms assignable or with respect to which a consent to assignment has not obtained on or before the Closing Date, Seller agrees to use its best efforts to obtain, or cause to be obtained, after the Closing Date, any written consents necessary to convey to Purchaser the benefit thereof. Purchaser shall cooperate with Seller, in such manner as may be reasonably requested, in connection therewith, including without limitation, active participation in visits to and meetings, discussions and negotiations with all Persons with the authority to grant or withhold consent with respect to any Assigned Contract. If Seller is unable to obtain such necessary written consents for the remaining term of any such Assigned Contract, Purchaser shall act as Seller's agent in the performance of all obligations and liabilities under such Assigned Contract and Seller shall act as Purchaser's agent in the receipt of any benefits, rights or interests which inure to Seller under such Assigned Contract. Purchaser shall indemnify and hold harmless Seller and its officers, directors, employees and Affiliates from and against any loss, damage, costs or expenses (including reasonable costs of defense and attorney's fees) arising out of such Assigned

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Contract as a result of acts or omissions occurring on or after the Closing
Date, or any failure by Purchaser to fulfill its obligations under this Section 2.4.

      2.5 USE OF NAME. Seller, Castle PC and Castle hereby grant, and Purchaser accepts, a nonexclusive, nontransferable license to use the name "Castle Dental Centers" and derivations thereof in the Territory for a one year period commencing on the date hereof.

      2.6 CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place at the time and place at which this Agreement is executed, if the conditions to Closing set forth in Articles VI and VII herein have been satisfied or waived. The Closing shall take place on the Closing Date at 9:00 a.m. at the offices of Bracewell & Patterson, L.L.P., South Tower Pennzoil Place, Suite 2900, 711 Louisiana Street, Houston, Texas 77002, or such other place, date and time as may be mutually agreed upon by the parties.

                                   ARTICLE III

                            PAYMENT OF PURCHASE PRICE

      3.1 AMOUNT; ALLOCATION; DELIVERY. Purchaser agrees to pay to Seller $3,400,000 (the "Purchase Price") in cash on the Closing Date by wire transfer of immediately available funds to an account or accounts previously identified by Seller.

      Purchaser and Seller hereby agree to allocate the Purchase Price in accordance with Section 1060 of the Code among the Assets in accordance with
Schedule 3.1 attached hereto (the "Price Allocation"). The parties hereby undertake and agree to file timely any information that may be required to be filed pursuant to regulations promulgated under Section 1060(b) of the Code. The parties further agree that they will report the federal, state, municipal, foreign and local and other tax consequences of the purchase and sale hereunder in a manner consistent with the Price Allocation, as so adjusted, and that they will not take any position inconsistent therewith.

      3.2 AGENCY RELATIONSHIP. In the event that, following the Closing Date, Seller receives any funds, documents or instruments which constitute or are delivered in respect of Assets transferred to Purchaser pursuant to this Agreement, Seller agrees to hold such funds, documents or instruments in trust for Purchaser and as Purchaser's agent therefor.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      4.1 REPRESENTATIONS AND WARRANTIES OF SELLER. As an inducement to the Purchaser to enter into and perform this Agreement, CDC Texas, Castle PC and Castle, jointly and severally, hereby make the following representations and warranties to Purchaser with respect to the operation of the Business in the Territory (as used in this Article IV, the term "Seller" shall refer to CDC Texas and Castle PC, and a

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representation or warranty made by "Seller" shall be deemed to have been made with respect to each of CDC Texas and Castle PC):

      4.2 EXISTENCE AND GOOD STANDING. CDC Texas is a corporation duly organized and validly existing, and Castle PC is a professional corporation duly organized and validly existing, under the laws of the State of Texas. Seller has the full power and authority to own, lease and operate its property and to carry on the Business as now being conducted and to own or lease the Assets owned or leased by it. Seller is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by Seller or the nature of the business conducted by Seller makes such qualification necessary and the absence of which would have a Material Adverse Effect.

      4.3 AUTHORIZATION AND VALIDITY OF AGREEMENT. Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action of Seller, and no other action on the part of Seller or its shareholders is necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      4.4 CAPITAL STOCK. The capital stock of the CDC Texas consists of ________ shares, all of which are owned by Castle. The capital stock of the Castle PC consists of ________ shares, all of which are owned by __________.

      4.5 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Seller; (b) to the knowledge of Seller and Castle, violate any statute, ordinance, rule, regulation, order, judgment, or decree of any court or of any governmental or regulatory body, agency or authority applicable to Seller or by which any of Seller's properties or assets may be bound; (c) to the knowledge of Seller and Castle, require any filing by Seller with, or require Seller to obtain, any permit, consent, or approval of, or require Seller to give any notice to, any governmental or regulatory body, agency or authority; or (d) result in a violation or breach by Seller or Castle of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Seller or Castle (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the properties or assets of Seller under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Seller or Castle is a party, or by which Seller or any of its properties or assets may be bound, except for such violations, consents, breaches, defaults, terminations, and accelerations which would not have a Material Adverse Effect.

      4.6 SUBSIDIARIES AND AFFILIATES. Seller has no subsidiaries. Except as set forth on Schedule 4.6, all of the Assets used in the Business are owned by CDC Texas or Castle PC, and on consummation of the transactions contemplated hereby Purchaser will have acquired all of the Assets used in the Business.

      4.7 FINANCIAL STATEMENTS: NO MATERIAL ADVERSE CHANGE. Attached hereto as
Schedule 4.7 is the balance sheet of CDC Texas and Castle PC combined as of the date shown thereon (the "Balance Sheet Date") and the statements of operations and cash flows for the year then ended with respect to operations of the Business in the Territory (collectively, the "Financial Statements"). The Financial Statements fairly present in all material respects the financial position of the Business in the Territory at the date thereof and the results of operations of the Business in the Territory and its cash flows for the period indicated. Since the Balance Sheet Date there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of the Business in the Territory.

            To Seller's or Castle's knowledge, other than as (a) disclosed on the Financial Statements, or (b) incurred since the Balance Sheet Date in the ordinary course of business, the Seller has no direct or indirect indebtedness, liability, claim, deficiency, obligation or responsibility, known or unknown, fixed or contingent, liquidated or unliquidated, accrued, absolute or otherwise with respect to Seller's operations in the Territory.

      4.8 BOOKS AND RECORDS. The Seller has previously made available to Purchaser true, correct and complete copies of its charter documents, bylaws and regulations, and all amendments to each. The minute books of Seller, as previously made available to Purchaser and its representatives, contain accurate records in all material respects of the meetings of the board of directors and shareholders of Seller.

      4.9 TITLE TO PROPERTIES; ENCUMBRANCES; CONDITION. Except for properties and assets reflected in the Financial Statements or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, CDC Texas and Castle PC have good and valid title to their respective Assets, in each case subject to no Encumbrances, except for (a) Encumbrances consisting of easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by Seller in the operation of the Business, (b) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due or delinquent, (c) Encumbrances created by Purchaser, including but not limited to Encumbrancees created in accordance with the provisions of this Agreement; and, (d) Encumbrances relating to Assumed Obligations (liens of the type described in clauses (a), (b), (c) and (d) above or hereinafter sometimes referred to as "Permitted Encumbrances"). Seller has heretofore furnished Purchaser with a fixed asset ledger which sets forth all fixed assets owned by Seller as of the Balance Sheet Date. Seller is not aware of any defects in such assets that would have a Material Adverse Effect on the ability of Purchaser to use such assets in the Business, ordinary wear and tear excepted.

      4.10 REAL PROPERTY. Schedule 4.10 identifies all interests in real property used by the Seller in the Business, including leases, and includes the name of the record title holder thereof. To Seller's and Castle's knowledge, all of the buildings, structures and appurtenances situated on the real property owned or leased by Seller are in such an operating condition, and in a state of maintenance and repair, subject to ordinary wear and tear, as is necessary for the operation of the Assets in the Business. The real property had adequate rights of ingress and egress for operation of the Business in the ordinary course. To Seller's and Castle's knowledge, no condemnation or similar proceeding is pending or threatened which would preclude or impair the use of any such property, except where such proceeding would not have a Material Adverse Effect.

      4.11 LEASES. Schedule 4.11 contains an accurate and complete list of all personal property leases to which Seller is a party (as lessee or lessor) and a description of all such leases to which Seller is a party as lessee. Each lease set forth in Schedule 4.11 is in full force and effect, and no event has occurred that with the giving of notice, the passage of time or both would constitute a default by Seller thereunder.

      4.12 MATERIAL CONTRACTS. Except as set forth in Schedule 4.12, the Assigned Contracts do not include (a) any agreement, contract or commitment relating to the employment of any person by Seller, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of profits, dividends or any other distributions, (c) any agreement, contract or commitment relating to capital expenditures in excess of $5,000, (d) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person, (f) any management service, consulting or any other similar type contract, (g) any agreement, contract or commitment limiting the freedom of Seller to engage in any line of business or to compete with any Person, (h) any agreement, contract or commitment which involves $5,000 or more and is not cancelable without penalty within 30 days, or (i) any other agreement, contract, or commitment which would have a Material Adverse Effect. Also set forth in Schedule 4.12 is a list of all proposals submitted by Seller to any third party that, if accepted by such third party, would require disclosure on Schedule 4.12. Except where it would not have a Material Adverse Effect, each contract or agreement set forth in Schedule 4.12 is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by Seller thereunder.

      4.13 PERMITS. Schedule 4.13 attached hereto lists all of the governmental and other third party permits (including occupancy permits), licenses, consents and authorizations ("Permits") required, to the knowledge of Seller and Castle, in connection with the use, operation or ownership of the Assets and the conduct of the Business as currently conducted, except for Permits which, if not obtained or in effect, would not have a Material Adverse Effect. Seller holds all of the Permits listed on Schedule 4.13, and none is presently subject to revocation or challenge. Except as set forth on
Schedule 4.13, all such Permits will be assigned to Purchaser, and none of such Permits will be subject to revocation or termination as a result thereof.

      4.14 LITIGATION. Except as set forth on Schedule 4.14, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Seller and Castle, threatened, against or affecting the properties, rights or goodwill of Seller, Castle, or employees of Seller, and Seller and Castle do not know of any valid basis for any such action, proceeding or investigation. There are no such suits, actions, claims, proceedings or investigations pending or to the knowledge of Seller and Castle threatened, seeking to prevent or challenge the transactions contemplated by this Agreement. Purchaser will assume no liability whatsoever with respect to any matter described on Schedule 4.14. There have been no actions, suits, disciplinary proceedings and investigations undertaken by the Dental Board of the State of Texas or other body regulating the activities of dentists, against any licensed dentist employed by Seller in the Territory that could reasonably be expected to have a Material Adverse Effect.

      4.15  TAXES.

            (a) All returns and reports for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Periods"), which are required to be filed by or with respect to Seller (collectively, the "Returns") have been or will be filed when due in a timely fashion and such Returns as filed are or will be accurate in all material respects.

            (b) There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Seller or Castle, threatened by any authority regarding any Taxes relating to Seller for any Pre-Closing Period;

            (c) There are no liens or security interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Taxes;

            (d) There are no agreements for the extension or waiver of the time for assessment of any Taxes relating to Seller for any Pre-Closing Period and Seller has not been requested to enter into any such agreement or waiver;

            (e) All Taxes relating to Seller which Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable; and,

            (f) Seller is not now nor has ever been a party to any Tax allocation or sharing agreement that could result in any liability to Purchaser.

      4.16 INSURANCE. Set forth in Schedule 4.16 is a complete list of insurance policies that Seller maintains with respect to its Business and properties that are included in the Assets or on its employees. Such policies are in full force and effect and are free from any right of termination on the part of the insurance carriers. In the judgment of Seller, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which Seller and its property and assets are normally exposed in the operation of the Business, subject to customary deductibles and policy limits.

      4.17 INTELLECTUAL PROPERTIES. Schedule 4.17 sets forth all material Intellectual Property used in the Business and the owner of such Intellectual Property. The operation of the Business as conducted by Seller as of the Closing Date requires no rights under Intellectual Property other than rights under Intellectual Property listed on Schedule 4.17 and rights granted to Seller pursuant to agreements listed on Schedule 4.17. Seller owns all right, title and interest in the Intellectual Property listed in Schedule 4.17. No litigation is pending or, to the knowledge of Seller or Castle, threatened wherein Seller is accused of infringing or otherwise violating the Intellectual Property rights of another, or of breaching a contract conveying rights under Intellectual Property.

      4.18 COMPLIANCE WITH LAWS. To the knowledge of the Seller and Castle, Seller is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees applicable to the Business.

      4.19  EMPLOYMENT RELATIONS.

            (a) To the knowledge of Seller and Castle, Seller is not and has not engaged in any unfair labor practice; (b) to the knowledge of Seller and Castle, no representation question exists respecting the employees of Seller; (c) Seller has not been notified of any grievance that might have a Material Adverse Effect and no arbitration proceeding arising out of or under any collective bargaining agreement is pending; and (d) no collective bargaining agreement is currently being negotiated by Seller.

      4.20 EMPLOYEE BENEFIT PLANS. Seller has delivered to Purchaser true and complete copies of all employee benefit plans, policies, programs and arrangements and all related contracts, agreements and other descriptions thereof with respect to the employee benefits provided to the employees of the Business prior to the Closing Date (the "Plans"). Each of the Plans has, to the knowledge of Seller and Castle, been maintained in compliance with its terms and the requirements of all applicable laws. None of the Plans are subject to Title IV of ERISA or the minimum funding obligations of Section 412 of the Code, and Seller and any entity required to be aggregated therewith pursuant to Section 414(b) or (c) of the code have no liability under Title IV of ERISA or under
Section 412(f) or 412(n) of the Code.

      4.21 ENVIRONMENTAL LAWS AND REGULATIONS. Except as set forth on Schedule
4.21 and except where it would not have a Material Adverse Effect (a) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, any of Seller's business locations by Seller, its authorized agents or its independent contractors (including suppliers), (b) Hazardous Materials have not been Released or disposed of by Seller, its authorized agents or its independent contractors (including suppliers) on any of Seller's business locations except such

Releases which do not violate any Environmental Laws, (c) Seller is, to its and Castle's knowledge, in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to any of Seller's business locations, (d) there are no pending or, to the knowledge of Seller and Castle, threatened Environmental Claims against Seller or any of Seller's business locations, (e) there are no facts or circumstances, conditions, pre-existing conditions or occurrences on any of Seller's business locations known to Seller or Castle that could reasonably be anticipated (e).1 to form the basis of an Environmental Claim against Seller or any of Seller's business locations, or (e).2 to cause such of Seller's business locations to be subject to any restrictions on the ownership, occupancy use or transferability of such of Seller's business locations under any Environmental Law, and (f) Seller has not in the ordinary course of business transported or stored Hazardous Materials.

      4.22 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except for relationships with Affiliates, Seller does not possess, directly or indirectly, any financial interest in, and no shareholder serves as a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee, or competitor of Seller.

      4.23 COMPENSATION OF EMPLOYEES. Set forth in Schedule 4.23 is an accurate and complete list showing the names of all persons whose compensation from Seller collectively for the fiscal year ended on the Balance Sheet Date exceeded an annualized rate of $20,000, together with a statement of the full amount paid or payable to each such person for services rendered during the current fiscal year to date.

      4.24 PAYORS. Schedule 4.24 sets forth the ten largest payors of Seller for the most recently completed fiscal year. The relationship of Seller with each of such payors as of the date of this Agreement is a good commercial working relationship and, except as set forth on Schedule 4.24, no significant payor has canceled or otherwise terminated or, to the knowledge of Seller or Castle threatened to cancel or otherwise terminate its relationship with Seller within the last three years.

      4.25 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE. The Accounts Receivable reflected on the balance sheet included in the Financial Statements are collectible in the ordinary course of business, net of the reserves established with respect thereto. There has been no change since the Balance Sheet Date (other than in the ordinary course of business) in the amount of the Accounts Receivable or other fees or debts due to Seller or the allowances with respect thereto, or Accounts Payable by Seller, from that reflected in the Balance Sheet.

      4.26 SOLVENCY. Seller is not entering into this Agreement with actual intent to hinder, delay or defraud creditors. Immediately prior to and immediately subsequent to the Closing Date:

            (a) the present fair salable value of the Assets of Seller (on a going concern basis) will exceed the liability of Seller on its debts (including its contingent obligations);

            (b) Seller has not incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received from any source, and of amounts to be payable on or in respect of debts); and the amount of cash available to Seller after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid; and,

            (c) Seller will have sufficient capital with which to conduct its Business, and the property of Seller does not constitute unreasonably small capital with which to conduct its Business.

            For purposes of this Section 4.26 "debt" means any liability or a
(i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such a right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

      4.27 DISCLOSURE. None of this Agreement, the Financial Statements, any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

      4.28 INVESTMENTS. The Assets do not include any capital stock or other equity ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

      4.29 BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of Seller is, or will be, entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby.

      4.30 COPIES OF DOCUMENTS. Seller has caused to be made available for inspection and copying by Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article IV or in any Schedule attached hereto.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      5.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller, Castle PC and Castle as follows:

      5.2 EXISTENCE AND GOOD STANDING OF PURCHASER; POWER AND AUTHORITY. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Texas. Purchaser has the full power and authority to make, execute, deliver and perform this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and approved by all required action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. Purchaser has full power and authority to own, lease and operate its property and to carry on its business as now being conducted and to own or lease the assets owned or leased by it. Purchaser is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by Purchaser or the nature of the business conducted by Purchaser makes such qualification necessary and the absence of which would have a material adverse effect on Purchaser.

      5.3 NO VIOLATIONS. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both; (a) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Purchaser; (b) to the knowledge of Purchaser, violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Purchaser or by which any of its properties or assets may be bound; (c) to the knowledge of Purchaser, require any filing by Purchaser with, or require Purchaser to obtain any permit, consent or approval of, or require Purchaser to give any notice to, any governmental or regulatory body, agency or authority or any third party; or (d) result in a violation or breach by Purchaser of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Purchaser (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser pursuant to, any of the terms, conditions or provision of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Purchaser is a party, or by which it or any of its properties or assets may be bound, except in the case of Subsections 5.3(b), (c), and (d), for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a material adverse effect on Purchaser.

      5.4 CAPITAL STOCK. The capital stock of the Purchaser consists of 1,000 shares, 970 of which are owned by John Goodman and 30 of which are owned by Harold Simpson, Jr. John Goodman and Harold Simpson, Jr. hold licenses to practice dentistry in the State of Texas.

      5.5 LITIGATION. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of Purchaser, threatened, against or affecting the properties, rights or goodwill of Purchaser or its employees, except where such proceeding would not have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Purchaser, and Purchaser does not know of any valid basis for any such action, proceeding or investigation. There are no such proceedings pending or, to the knowledge of Purchaser, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement.

      5.6 COMPLIANCE WITH LAWS. To the knowledge of Purchaser, Purchaser is in compliance with all applicable laws, regulations, orders, judgments and decrees applicable to its business, except where any noncompliance would not have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Purchaser.

      5.7 FINANCIAL STATEMENTS. Attached hereto as Schedule 5.7 are the most recent available audited financial statements of Purchaser as of the date of the audited balance sheet and for the year then ended, and the most recent available unaudited financial statements of Purchaser as of the date of the unnaudited balance sheet and for the year-to-date period then ended (the "Purchaser Financial Statements"). The Purchaser Financial Statements are complete and correct in all material respects and present fairly [in accordance with generally accepted accounting principles consistently applied,] the financial condition of Purchaser and the results of operations of Purchaser as of the dates thereof and for the periods indicated. Since the date of the most recent balance sheet attached hereto as part of Schedule 5.7, there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Purchaser.

      5.8 BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of Purchaser is, or will be, entitled to any fee, commission or broker's or finder's fee in connection with this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE VI

          CONDITIONS TO THE OBLIGATIONS OF SELLER, CASTLE PC AND CASTLE

      The obligations of Seller, Castle PC and Castle under this Agreement to sell, or cause to be sold, the Assets and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by the party entitled to performance) on or prior to the Closing Date of all of the following conditions:

      6.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Purchaser shall have delivered to Seller on the Closing Date a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect.

      6.2 PERFORMANCE OF AGREEMENTS. Each and all of the agreements and covenants of Purchaser to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Purchaser shall have delivered to Seller a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect.

      6.3 NO LITIGATION THREATENED. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Purchaser shall have delivered to Seller a certificate of an authorized officer of Purchaser, dated the Closing Date, to such effect to the best knowledge of such officer.

      6.4 CONSIDERATION. The Seller shall have received the consideration described in Section 3.1.

      6.5 GOVERNMENTAL APPROVALS. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

      6.6 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller and Castle and their counsel, and Seller and Castle shall have received copies of all such documents and other evidence as its or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      6.7 GOOD STANDING CERTIFICATES. Seller shall have received good standing and corporate existence certificates respecting Purchaser.

                                   ARTICLE VII

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

      The obligations of the Purchaser under this Agreement are subject to the satisfaction or waiver by Purchaser, on or prior to the Closing Date, of all of the following conditions:

      7.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller, Castle PC and Castle contained herein shall be true and correct in all material respects on and as of the Closing Date (except with respect to specific dates) with the same effect as though such representations and warranties had been made on and as of the Closing Date; and Seller, Castle PC and Castle shall have delivered to Purchaser on the Closing Date a certificate of an authorized representative of Seller, Castle PC and Castle, dated the Closing Date, to such effect.

      7.2 PERFORMANCE OF AGREEMENTS. Each and all of the agreements and covenants of Seller, Castle PC and Castle to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Seller, Castle PC and Castle shall have delivered to Purchaser certificates of authorized representatives of Seller, Castle PC and Castle, dated the Closing Date, to such effect.

      7.3 DOCUMENTS OF CONVEYANCE. Purchaser shall have received from Seller and Castle PC fully executed documents of conveyance, in form and substance reasonably satisfactory to Purchaser and its counsel, vesting in Purchaser good and valid title to the Assets, free and clear of any encumbrances except Permitted Encumbrances.

      7.4 NO LITIGATION THREATENED. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Seller, Castle PC and Castle shall have delivered to Purchaser a certificate of authorized representatives of Seller, Castle PC and Castle, dated the Closing Date, to such effect to the best knowledge of such officer. If any such action or proceeding shall have been instituted, Seller, Castle PC and Castle shall have reasonable opportunity to cure.

      7.5 GOVERNMENTAL APPROVALS. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

      7.6 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      7.7 GOOD STANDING CERTIFICATES. Purchaser shall have received good standing and corporate existence certificates respecting the Seller, Castle PC and Castle.

      7.8 RELEASES OF LIENS. Purchaser shall have received evidence satisfactory to Purchaser and its counsel to the effect that all liens and other encumbrances on the Assets being transferred to Purchaser (other than Permitted Encumbrances) have been released or arrangements for such releases shall have been made.

      7.9 CERTAIN TRANSACTIONS WITH JACK H. CASTLE, D.D.S., P.C. Castle PC shall have transferred to Purchaser all of the contracts described in Section 2.2(b), Castle PC's patient records and any other asset currently used by Castle PC in conducting the Business in the Territory, the ownership or operation of which requires a license to practice dentistry.

                                  ARTICLE VIII

                    COVENANTS OF SELLER, CASTLE PC AND CASTLE

      Seller, Castle PC and Castle hereby covenant and agree with Purchaser as follows:

      8.1 COOPERATION BY SELLER. Seller, Castle PC and Castle shall use their reasonable best efforts to cooperate with Purchaser to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Seller, Castle PC and Castle to effect the transactions contemplated on their part hereby, and Seller, Castle PC and Castle shall otherwise use their reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied.

      8.2 REVIEW OF THE ASSETS. Purchaser acknowledges that it has, prior to the Closing Date, through its representatives, reviewed (a) the Assets, (b) the complete working papers of Seller's certified public accountants used in their preparation of financial statements for Seller and (c) the Books and Records of Seller and to otherwise review the financial and legal condition of Seller as Purchaser deems necessary or advisable to familiarize itself with the Business and related matters; such review shall not, however, affect the representations and warranties made by Seller, Castle PC and Castle hereunder or the remedies of Purchaser for breaches of those representations and warranties.

      8.3 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, Seller, Castle PC and Castle shall, at the reasonable request of Purchaser and at Purchaser's expense, execute and deliver any further instruments or documents and take all such further action as Purchaser may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

                                   ARTICLE IX

                             COVENANTS OF PURCHASER

      Purchaser hereby covenants and agrees with Seller, Castle PC and Castle as follows:

      9.1 COOPERATION BY PURCHASER. Purchaser will use its reasonable best efforts, and will cooperate with Seller, Castle PC and Castle, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Purchaser to effect the transactions contemplated on its part hereby, and Purchaser will otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied.

      9.2 BOOKS AND RECORDS; PERSONNEL. At all times after the Closing Date, Purchaser shall allow Seller and Castle PC and any agents of Seller and Castle PC, upon reasonable advance notice to Purchaser, access to all Books and Records of Seller or Castle PC which are transferred to Purchaser in connection herewith, to the extent necessary or desirable in anticipation of, or preparation for, existing or future litigation, employment matters, tax returns or audits, or reports to or filings with governmental agencies, during normal working hours at Purchaser's principal places of business or at any location where such Books and Records are stored, and Seller and Castle PC shall have the right, at Seller's sole cost, to make copies of any such Books and Records.

      9.3 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, Purchaser shall, at the request of Seller, Castle PC or Castle and at Seller's expense, execute and deliver any further instruments or documents and take all such further action as Seller or Castle PC may reasonably request in order to consummate and make effective the sale of the Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

                                    ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

      10.1 INDEMNIFICATION OF THE SELLER, CASTLE PC AND CASTLE. The Purchaser, for a period of one year after the Closing Date, shall indemnify and hold Seller, Castle PC and Castle and their respective Affiliates (the "Seller Indemnitees") harmless from and against any and all damages (including exemplary damages and including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the "Damages"), suffered by any Seller Indemnitee as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Purchaser under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Seller, Castle PC or Castle by the Purchaser pursuant to the terms of this Agreement or (b) any liability or obligation (other than those for which Purchaser is being indemnified by Seller, Castle PC and Castle hereunder) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring on or after the Closing Date; provided, however, that Seller Indemnitees in the aggregate shall not be entitled to make any recovery by way of indemnification for the initial $50,000 of Seller Indemnitees' claims for indemnification, and Seller Indemnitees' aggregate recovery for indemnification shall not in any event exceed $650,000.

      10.2 INDEMNIFICATION OF THE PURCHASER. Seller, Castle PC and Castle, jointly and severally, shall indemnify and hold Purchaser and its Affiliates (the "Purchaser Indemnitees") harmless from and against any and all Damages suffered by any Purchaser Indemnitee as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Seller, Castle PC or Castle under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Purchaser by the Seller, Castle PC or Castle pursuant to the terms of this Agreement, (b) any liability or obligation (other than those for which Seller, Castle PC and Castle are being indemnified by Purchaser hereunder and other than those relating to or arising from the Assumed Obligations) which pertains to the ownership, operation or conduct of the Business or Assets arising from any acts, omissions, events, conditions or circumstances occurring before the Closing Date.

      10.3 DEMANDS. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this

Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party. Any claim for indemnification hereunder shall be made within one year after the Closing Date.

      10.4 RIGHT TO CONTEST AND DEFEND. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention so to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

      10.5 COOPERATION. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any

Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim.

      10.6 RIGHT TO PARTICIPATE. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

      10.7 PAYMENT OF DAMAGES. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction.

                                   ARTICLE XI

                                  MISCELLANEOUS

      11.1 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto), the Option Agreement (including the Exhibits and Schedules thereto), and the Management Services Agreement, dated March , 1997, between CDC Texas and Purchaser, set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings (whether oral or written) between the parties regarding the subject matter hereof, including that certain letter agreement dated September 11, 1996 (the "September Letter"), are merged into and superseded by this Agreement. Pursuant to the September Letter, CDC Texas paid to Purchaser $500,000 (the "Non-Refundable Payment"), and (i) such payment is nonrefundable by Purchaser to CDC Texas (and does not increase and is not an addition to any amounts payable hereunder or in connection with the exercise of this Agreement), and (ii) the Option Agreement (including the Exhibits and Schedules thereto) constitutes a restructure of the various terms contemplated by the September Letter.

      11.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided that this Agreement, including the representations and warranties herein, may not be assigned by Seller, Castle PC or Castle without the prior written consent of Purchaser or by Purchaser to any Person without the prior written consent of Seller.

      11.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

      11.4 HEADINGS. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

      11.5 MODIFICATION AND WAIVER. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

      11.6 NO THIRD PARTY BENEFICIARY RIGHTS. This Agreement is not intended to and shall not be construed to give any Person (other than the parties signatory hereto) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

      11.7 SALES AND TRANSFER TAXES. Purchaser shall be responsible for and pay all applicable sales, stamp, transfer, documentary, use, registration, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby.

      11.8 EXPENSES. Except as otherwise provided in this Agreement or in that certain letter agreement, dated December 26, 1996, between Seller and Purchaser, Seller, Castle PC, Castle and Purchaser shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

      11.9 NOTICE. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be sufficiently given if delivered in person or sent by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            if to Seller, Castle PC or Castle, to:

            Castle Dental Centers of Texas, Inc.
            1360 Post Oak Boulevard
            Suite 1300
            Houston, Texas   77056-3021
            with a copy to:

            Mr. William D. Gutermuth
            Bracewell & Patterson, L.L.P.
            South Tower Pennzoil Place
            711 Louisiana, Suite 2900
            Houston, Texas   77002-2856

            if to Purchaser to:

            John Goodman, D.D.S.
            Southwest Dental Associates, L.C.
            713 Beardsley Lane
            Austin, Texas   78746

            with a copy to:

            Mr. Roger K. Harris
            Fulbright & Jaworski L.L.P.
            1301 McKinney, Suite 5100
            Houston, Texas  77010-3095

or at such other address for a party as shall be specified by like notice, and such notice or communication shall be deemed to have been duly given as of the date so delivered, mailed or sent by telecopier.

      11.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regards to conflict of law rules thereof.

      11.11 CONFIDENTIALITY; PUBLICITY. The terms and conditions of this Agreement shall not be disclosed by any party hereto without the prior written consent of the other parties; provided, however, that Purchaser may disclose such information as is required to comply with the requirements of its lenders and investors and to comply with applicable securities laws. No party hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party hereto to the contents and the manner of presentation and publication thereof.

      11.12 CONSENT TO JURISDICTION. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in any federal or state court located in Travis County, Texas, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

      11.13 SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

      11.14 ENFORCEMENT. The parties hereto agree that the remedy at law for any breach of this Agreement is inadequate and that should any dispute arise concerning the sale of the Assets or any other matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties hereto may have.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                              CASTLE DENTAL CENTERS OF TEXAS, INC.

                              By: ________________________________
                              Name:  Jack H. Castle, Jr.
                              Title: President

                              CASTLE DENTAL CENTERS, INC.

                              By: ________________________________
                              Name:  Jack H. Castle, Jr.
                              Title: President


                              JACK H. CASTLE, D.D.S., P.C.

                              By: ________________________________
                              Name:  Jack H. Castle, Jr.
                              Title: President

                              SW DENTAL ASSOCIATES, LC

                              By: ________________________________
                              Name:  John Goodman, D.D.S.
                              Title: President

                                      -26-